UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 31, 2008

WINN-DIXIE STORES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	1-3657	59-0514290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Edgewood Court, Jacksonville, Florida	32254-3699
(Address of Principal Executive Offices)	(Zip Code)

(904) 783-5000

(Registrant’s telephone number, including area code)

Unchanged

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On January 31, 2008 Winn-Dixie Stores, Inc. (the “Company”) entered into the Executive Severance Plan (the “Plan”) that provides severance and change in control benefits to certain employees, including the named executive officers other than Mr. Lynch, our chief executive officer. Mr. Lynch’s severance and change in control benefits are governed by his employment agreement previously filed with the SEC.

The Plan covers approximately 90 Company employees at the director level and above. Different levels of benefits are provided under the Plan to the following three groups of employees: directors and senior directors; vice presidents and regional vice presidents; and senior vice presidents and group vice presidents. A brief description of the material terms of the Plan applicable to the named executive officers (other than Mr. Lynch) is described below. The Plan is attached as Exhibit 10.1 hereto and incorporated by reference herein.

The Plan provides benefits if the Company terminates a named executive officer without cause, as defined in the Plan (“Basic Severance”). The Plan also provides benefits to a named executive officer if there is a change in control, as defined in the Plan, and within one year preceding or 24 months after the change in control (a) the Company terminates the named executive officer without cause or (b) the named executive officer voluntarily terminates employment with the Company for good reason, as defined in the Plan (“Change in Control Severance”).

The amounts due under the Plan depend on (a) whether the named executive officer is entitled to receive Basic Severance or Change in Control Severance and (b) whether the Change in Control Severance becomes due before or after January 1, 2010. Under both Basic Severance and Change in Control Severance, named executive officers will be eligible, as permitted by law, to either have their health and dental premiums paid or receive grossed up equivalent payments for a period of up to 24 months. Payment and vesting of long-term incentives are governed by their respective plans and agreements. Under the Plan the named executive officers must execute a general release containing certain restrictive covenants described below, and failure to comply with them will result in the named executive officer having to repay 40% of the benefits received as liquidated damages.

Basic Severance

•	In the event Basic Severance becomes due, the named executive officer will receive six months of salary.

•

For each additional full week the named executive officer remains unemployed after six months, he or she will receive an additional week’s salary, up to a total of two years of salary. These additional payments will cease when the named executive officer secures an equivalent position with a new employer. In the event a lower paying position is secured, the Company is only obliged to pay the difference.

•	In connection with Basic Severance, the named executive officer must execute a six month non-compete, two year non-disparagement, two year non-solicitation and five year non-disclosure agreements.

Change in Control Severance

•

In the event Change in Control Severance becomes due on or before December 31, 2009, the named executive officer will receive two years of salary and two times the target bonus under the Company’s annual incentive plan (the “Target Bonus”) then in place.

•

In the event Change in Control Severance becomes due on or after January 1, 2010, the named executive officer will receive six months of salary and one-half of the Target Bonus then in place. For each additional full week the named executive officer remains unemployed after six months, he or she will receive an additional week of salary and 1/52nd of the Target Bonus, up to a total of two years of salary and two times the Target Bonus then in place. These additional payments will cease when the named executive officer secures an equivalent position with a new employer. In the event a lower paying position is secured, the Company is only obliged to pay the difference.

•

Payments to named executive officer for Change in Control Severance will be capped at 2.99 times the excise tax base, unless this cap reduces the payout by more than $50,000, in which case the Company will pay the full amount of the tax gross up.

•

In the event Change in Control Severance becomes due, the named executive officer will receive a pro rata share of the current year’s annual incentive plan bonus. If Change in Control Severance is triggered after the fiscal year end, but before payment of the prior year’s annual incentive plan bonus, the named executive officer will receive the full prior year’s bonus earned by the named executive officer.

•	In the connection with Change in Control Severance, the named executive officer must execute a two year non-disparagement, two year non-solicitation and five year nondisclosure agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Winn-Dixie Stores, Inc. Executive Severance Plan, effective January 31, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winn-Dixie Stores, Inc.

Date:	March 6, 2008	By:	/s/ Peter L. Lynch
Peter L. Lynch
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Winn-Dixie Stores, Inc. Executive Severance Plan, effective January 31, 2008